UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 13, 2008

WAVE SYSTEMS CORP.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24752	13-3477246
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street, Lee, Massachusetts 01238

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code (413) 243-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On June 13, 2008, Wave received a notice from the Nasdaq Listing Qualifications Hearings department (the “Hearing Department”) indicating that Wave has regained compliance with the Nasdaq Marketplace Rules referenced below.

By way of background, on April 29, 2008, Wave Systems Corp. (the “Company”) received notification from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s Class A common stock is subject to potential delisting from The Nasdaq Global Market because the market value of the Company’s common stock was below $50 million for 10 consecutive business days, and, therefore, did not meet the requirement set forth in Nasdaq Marketplace Rule 4450(b)(1)(A) (the “Market Value Rule”).  Thereafter, on May 5, 2008, the Company received an additional notification from the Listing Qualifications division of The Nasdaq Stock Market indicating that the Company’s Class A Common stock is subject to potential delisting from The Nasdaq Global Market because for the prior 30 consecutive business days, the bid price of the Company’s Class A common stock closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450 (the “Bid Price Rule”).

In accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company was provided a period of 30 calendar days, or until May 29, 2008, to regain compliance with the Market Value Rule, and, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company is provided 180 calendar days, or until November 3, 2008, to regain compliance with the Bid Price Rule.

On May 30, 2008, Company received notification from The Nasdaq Stock Market indicating that the Company failed to regain compliance with the Market Value Rule for continued inclusion on The Nasdaq Global Market.  Under the Nasdaq rules, on June 5, 2008, Wave requested an appeal hearing before the Listings Qualifications Panel.  Because the Company has regained compliance with the Market Value Rule and the Bid Price Rule, the staff advised the Hearing Department that the hearing is moot.

A copy of the Company’s press release announcing this information is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 99.1       Press Release of Wave, dated June 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WAVE SYSTEMS CORP.

	By:	/s/ Gerard T. Feeney
Gerard Feeney
Chief Financial Officer

Dated: June 16, 2008

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of Wave, dated June 16, 2008.